DIVIDEND REINVESTMENT PLAN

                              TERMS AND CONDITIONS

          1. Each shareholder ("Shareholder") holding shares of common stock in The Greater China Fund, Inc. (the "Fund") will automatically be a participant in the Dividend Reinvestment Plan (the "Plan"), unless Provident National Bank, the Plan agent (the "Plan Agent"), is otherwise instructed by the Shareholder, in writing, to have all distributions, net of any applicable U.S. withholding tax, paid in cash. Shareholders who do not wish to participate in the Plan will receive all distributions in cash paid by check mailed directly to the Shareholder by the Plan Agent. The Plan Agent will act as agent for individual Shareholders and will open an account for each Shareholder under the Plan in the same name as her or his present shares of common stock are registered. A Shareholder whose shares are held by a broker or nominee that does not provide a dividend reinvestment program may be required to have his shares registered in his own name to participate in the Plan.

          2. Whenever the directors of the Fund declare a capital gain distribution or an income dividend payable in shares of common stock or cash, participating Shareholders
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will take such distribution or dividend entirely in shares of common stock and the Plan Agent shall automatically receive such shares of common stock, including fractions, for the Shareholder's account, except in the circumstances described in paragraph 3 below.

          3. Whenever the market price per share of common stock equals or exceeds net asset value per share on the date the event described in paragraph 2 above occurs, participants will be issued shares of common stock at net asset value or, if the net asset value is less than 95% of the market price on the date the shares of common stock are valued, then participants will be issued shares valued at 95% of the market price. If net asset value per share of the common
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stock at such time exceeds the market price of common stock on the date such shares are valued, the Plan Agent, as agent for the participants will buy shares of common stock on the open market, on the New York Stock Exchange (the "Exchange") or elsewhere, for the participants' accounts. If, before the Plan Agent has completed its purchases, the market price exceeds the net asset value of shares, the average per share purchase price paid by the Plan Agent may exceed the net asset value of shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund at net asset value. Additionally, if

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the market price exceeds the net asset value of shares before the Plan Agent has completed its purchases, the Plan Agent is permitted to cease purchasing shares, and the Fund may issue the remaining shares at a price equal to the greater of
(a) net asset value or (b) 95% of the then current market price. In a case where the Plan Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by the participant in respect of the cash dividend or distribution will be based on the weighted average of prices paid for the shares purchased in the open market and the price at which the Fund issues the remaining shares. The valuation date is the dividend or distribution payment date or, if that is not an Exchange trading day, the next preceding trading day. If the Fund should declare an income dividend or capital gains distribution payable only in cash, the Plan Agent will, as purchasing agent for the participants, buy shares of common stock in the open market, on the Exchange or elsewhere, for the participants' accounts on, or shortly after, the payment date. To the extent the Plan Agent is unable to do so and, before the Plan Agent has completed its purchases, the market price exceeds the net asset value of the common stock, the average per share purchase price paid by the Plan Agent may exceed the net asset value of the common stock, resulting in the

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acquisition of fewer shares of common stock than if the dividend or capital gains distribution had been paid in common stock issued by the Fund. The Plan Agent will apply all cash received as a dividend or capital gains distribution to purchase shares of common stock on the open market as soon as practicable after the payment date of such dividend or capital gains distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities laws.

          4. For all purposes of the Plan: (a) the market price of Fund shares of common stock on a particular date shall be the last sales price on the Exchange on the close of the previous trading day or, if there is no sale on the Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the Exchange on such date; (b) the date shares of common stock are valued is the dividend or distribution payment date or, if that date is not an Exchange trading day, the next preceding trading day; and (c) net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

          5. The open-market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-

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counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Funds held by the Plan Agent uninvested will not bear interest, and it is understood that, in any event, the Plan Agent shall have no liability in connection with any inability to purchase shares of common stock within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for the Shareholder's account.

          6. The Plan Agent will hold shares of common stock acquired pursuant to the Plan in noncertificated form in the participant's name. The Plan Agent will forward to the Shareholder any proxy solicitation material and will vote any shares of common stock so held for the Shareholder only in accordance with the proxy returned by her or him to the Fund. In the case of Shareholders, such as banks, brokers or nominees, that hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by such Shareholders as representing the total amount registered in the name of such Shareholders and held for the account of beneficial owners who participate in the Plan. Upon the Shareholder's written request, the Plan

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Agent will deliver to her or him, without charge, a certificate or certificates for the full shares of common stock.

          7. The Plan Agent will confirm in writing, each acquisition made for the account of a Shareholder as soon as practicable but not later than 60 days after the date thereof. Although the Shareholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of common stock of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares of common stock will be credited to the Shareholder's account. In the event of termination of a Shareholder's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the shares of common stock at the time of termination.

          8. Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Plan Agent for the Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to the Shareholder rights to purchase additional shares of common stock or other securities, the Plan Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of common stock of the Fund for the account of such Shareholder.

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          9. The Shareholder will be charged a pro rata share of brokerage commissions on all open market purchases.

          10. The Shareholder may terminate her or his account under the Plan by notifying the Plan Agent in writing. Such termination will be effective immediately if notice is received by the Plan Agent not less than 10 days prior to any dividend or distribution record date; otherwise such termination will be effective, with respect to any subsequent dividend or distributions, on the first trading day after the dividend or distribution paid for such record date shall have been credited to the Shareholder's account. The Plan may be terminated by the Plan Agent or the Fund as applied to any dividend or distributions paid subsequent to notice of the terminations in writing mailed to the Shareholders at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination the Plan Agent will cause a certificate or certificates for the full shares held for the Shareholder under the Plan and cash adjustment for any fraction to be delivered to her or him.

          11. These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the

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Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at lease 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholder unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of the Shareholder account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for Shareholders' accounts, all dividends and distributions payable on the shares of common stock held in the Shareholders' name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

          12. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for

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loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

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